UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 12, 2010

Date of Report (date of earliest event reported)

SALESFORCE.COM, INC.

(Exact name of Registrant as specified in charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

The Landmark @ One Market, Suite 300

San Francisco CA 94105

(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Purchase Agreement

On January 12, 2010, salesforce.com, inc. (“the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of itself and Deutsche Bank Securities Inc. as initial purchasers, relating to the sale by the Company of $500 million aggregate principal amount of its 0.75% Convertible Senior Notes due 2015 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the Company granted the initial purchasers an over-allotment option to purchase, within 15 days from the date of the Purchase Agreement, up to an additional $75 million aggregate principal amount of the Notes on the same terms and conditions. The initial purchasers exercised their over-allotment option on January 15, 2010.

The Purchase Agreement includes customary representations, warranties and covenants by the Company. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the initial purchasers against certain liabilities.

The description of the Purchase Agreement contained herein is qualified in its entirety by reference to the Purchase Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Indenture

On January 19, 2010, the Company entered into an Indenture (the “Indenture”) by and between the Company and U.S. Bank National Association, as trustee. The Notes will bear interest at a rate of 0.75% per year, payable semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2010. The Notes will mature on January 15, 2015, unless earlier purchased by the Company or converted.

The initial conversion rate is 11.7147 shares of common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $85.36 per share). The conversion rate will be subject to adjustment upon the occurrence of certain specified events but will not be adjusted for accrued and unpaid interest. In addition, upon the occurrence of a “make-whole fundamental change” (as defined in the Indenture), the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change.

Prior to October 15, 2014, the Notes will be convertible only under the following circumstances (1) during any fiscal quarter commencing after April 30, 2010, if, for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter, the last reported sale price of the Company’s common stock on such trading day is greater than or equal to 130% of the applicable conversion price on such trading day; (2) during the five consecutive business day period after any ten consecutive trading day period in which, for each day of that period, the trading price per $1,000 principal amount of Notes for such trading day was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on such trading day; or (3) upon the occurrence of specified corporate transactions. On and after October 15, 2014 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or a portion of their Notes at any time, regardless of the foregoing circumstances. Upon conversion, the Notes will be settled in cash and shares of the Company’s common stock (subject to its right to pay cash in lieu of all or any portion of such shares).

The Company may not redeem the Notes; however, upon the occurrence of a fundamental change (as defined in the Indenture), holders may require the Company to purchase all or a portion of their Notes for cash at a price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date.

The Notes will be our unsecured and unsubordinated obligations and will rank senior in right of payment to any of the Company’s future indebtedness that is expressly subordinated in right of payment to the Notes; rank equal in right of payment to the Company’s existing and future unsecured indebtedness that is not so subordinated; be effectively subordinated in right of payment to any of its secured indebtedness to the extent of the value of the assets securing such indebtedness; and be structurally subordinated to all existing and future indebtedness and liabilities of subsidiaries of the Company.

The following events are considered “events of default,” which may result in the acceleration of the maturity of the Notes:

(1) the Company defaults in the payment of interest on any Note when the same becomes due and payable and such default continues for a period of 30 days;

(2) the Company defaults in the payment of principal of any Note when the same becomes due and payable at the maturity date, upon declaration of acceleration, upon any fundamental change purchase date or otherwise;

(3) failure by the Company to deliver the consideration due upon the conversion of any Notes and such failure continues for a period of five business days;

(4) failure by the Company to give a fundamental change notice or a notice of a specified corporate transaction at the time, in the manner, and with the contents under the Indenture in each case when due;

(5) failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company;

(6) the Company defaults in the performance of or breaches any other covenant or agreement in the Indenture with respect to the Notes (other than a covenant or agreement in respect of which a default or breach is specifically addressed in clauses (1) through (5) above) and such default or breach continues for a period of 60 consecutive days after written notice of such default is delivered to the Company by the trustee or to the Company and the trustee by the holders of 25% or more in aggregate principal amount of the Notes then outstanding;

(7) an event of default as defined under any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of the Company or any of its “significant subsidiary” (as defined in the Indenture) for money borrowed, whether such indebtedness now exists or shall hereafter be created, if that default:

•

constitutes the failure to pay when due (at express maturity, upon acceleration as a result of an event of default or otherwise) indebtedness in an aggregate principal amount in excess of $50,000,000, and

•

such default continues for a period of 30 days after written notice thereof is delivered to the Company by the trustee or to the Company and the trustee by the holders of 25% or more in aggregate principal amount of the Notes then outstanding without such default having been cured or waived, such acceleration having been rescinded or annulled (if applicable) and such indebtedness not having been paid or discharged; or

(8) certain events of bankruptcy, insolvency, or reorganization of the Company or any of its significant subsidiaries.

If an event of default, other than an event of default described in clause (8) above with respect to the Company, occurs and is continuing, and in each and every such case, except for any Notes the principal of which shall have already become due and payable, either the trustee by notice to the Company, or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by notice to the Company and to the trustee, may declare 100% of the principal amount of, and accrued and unpaid interest (including additional interest, if any) on all the Notes then outstanding, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an event of default described in clause (8) occurs and is continuing with respect to the Company (and not solely with respect to one or more of its significant subsidiaries), then 100% of the principal amount of, and all accrued and unpaid interest on all the Notes then outstanding shall be and become immediately due and payable, without any notice or other action by any holder or the trustee, to the full extent permitted by applicable law.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Indenture, which is included as Exhibit 4.1 hereto and is incorporated herein by reference.

Convertible Note Hedge Transactions

On January 12, 2010 and January 15, 2010, in connection with the offering of the Notes, the Company entered into convertible note hedge transactions with respect to its common stock (the “Purchased Options”) with each of Bank of America, N.A., Goldman, Sachs & Co. and Deutsche Bank AG (collectively, the “Counterparties”). The Company paid an aggregate amount of $126.5 million to the Counterparties for the Purchased Options. The Purchased Options cover, subject to anti-dilution adjustments substantially identical to those in the Notes, approximately 6.7 million shares of the Company’s common stock at a strike price that corresponds to the initial conversion price of the Notes, also subject to adjustment, and are exercisable upon conversion of the Notes. The Purchased Options will expire upon the maturity of the Notes. A form of the confirmations relating to the Purchased Options is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

The Purchased Options are intended to reduce the potential dilution upon conversion of the Notes in the event that the market value per share of the Company’s common stock, as measured under the Notes, at the time of exercise is greater than the conversion price of the Notes.

The Purchased Options are separate transactions, entered into by the Company with the Counterparties, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Purchased Options.

Warrant Transactions

Separately, on January 12, 2010 and January 15, 2010, the Company also entered into warrant transactions (the “Warrants”), whereby the Company sold to the Counterparties warrants to acquire, subject to anti-dilution adjustments, up to 6.7 million shares of the Company’s common stock at a strike price of $119.51 per share, also subject to adjustment, which is approximately 75% higher than the closing price of shares of the Company’s common stock of $68.29 on January 12, 2010. The Company received aggregate proceeds of $59.2 million from the sale of the Warrants to the Counterparties. The Warrants were sold in private placements to the Counterparties pursuant to the exemptions from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act. A form of the confirmations relating to the Warrant transactions is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

If the market value per share of the Company’s common stock, as measured under the Warrants, exceeds the strike price of the Warrants, the Warrants will have a dilutive effect on the Company’s earnings per share.

The Warrants are separate transactions, entered into by the Company with the Counterparties, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Warrants.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 8.01. Other Events.

On January 19, 2010, the Company issued a press release announcing the closing of its offering of the Notes. A copy of this press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Indenture between salesforce.com, inc. and U.S. Bank National Association, dated as of January 19, 2010.

10.1	Purchase Agreement dated January 12, 2010 between salesforce.com, inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several initial purchasers named in Schedule A thereto.

10.2	Form of Convertible Bond Hedge Confirmation

10.3	Form of Warrant Confirmation

99.1	Press Release, dated January 19, 2010, Announcing the Closing of the Offering of the Notes.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 19, 2010	salesforce.com, inc.

/S/ DAVID SCHELLHASE
David Schellhase, Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture between salesforce.com, inc. and U.S. Bank National Association, dated as of January 19, 2010.

10.1	Purchase Agreement dated January 12, 2010 between salesforce.com, inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several initial purchasers named in Schedule A thereto.

10.2	Form of Convertible Bond Hedge Confirmation

10.3	Form of Warrant Confirmation

99.1	Press Release, dated January 19, 2010, Announcing the Closing of the Offering of the Notes.